EXHIBIT 99.1

MICROVISION PRICES $10.5 MILLION OFFERING OF

COMMON STOCK AND WARRANTS

REDMOND, Wash.— November 11, 2011—MicroVision, Inc. (Nasdaq: MVIS), the leader in innovative ultra-miniature laser display technology, today announced that it has priced an underwritten public offering of 17,948,716 units at a price to the public of $0.585 per unit for gross proceeds of approximately $10.5 million. Each unit consists of one share of common stock and one warrant to purchase 0.5 shares of common stock at an exercise price of $0.78 per share. The shares of common stock and warrants are immediately separable and will be issued separately. The warrants are exercisable beginning on the date of issuance and expire on the fifth anniversary of the date of issuance. Microvision has also granted the underwriter a 30-day option to purchase an additional 2,692,306 shares of common stock and warrants to purchase an additional 1,346,153 shares of common stock, solely to cover over-allotments. MicroVision expects to receive net proceeds, after deducting the underwriting discount and estimated offering expenses, of approximately $9.7 million from the offering, or $11.2 million if the underwriter exercises its over-allotment option in full. Oppenheimer & Co. is acting as the underwriter for the offering. The offering is expected to close on or about November 16, 2011, subject to the satisfaction of customary closing conditions. MicroVision intends to use the net proceeds of the offering for general corporate purposes.

The securities described above are being offered by MicroVision pursuant to its registration statement on Form S-3 previously filed and declared effective by the Securities and Exchange Commission (SEC). This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in the offering, nor shall there be any sale of these securities in any jurisdiction in which an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. The offering may be made only by means of the preliminary prospectus supplement and the prospectus relating to the proposed offering, copies of which may be obtained, when available, from Oppenheimer & Co. Inc., Attention: Syndicate Prospectus Department, 300 Madison Avenue, 5th Floor, New York, NY, 10017, by telephone at (212) 667-8563, or via email at EquityProspectus@opco.com.

About MicroVision

MicroVision provides the PicoP® display technology platform designed to enable next-generation display and imaging products for pico projectors, vehicle displays and wearable displays that interface with mobile devices. The company’s projection display engine uses highly efficient laser light sources that create vivid images with high contrast and brightness. For more information, visit us on:

Website: www.microvision.com

Blog: www.microvision.com/displayground

Twitter: www.twitter.com/microvision

Facebook: www.facebook.com/MicrovisionInc

YouTube: www.youtube.com/mvisvideo

Forward-looking Statements

Certain statements contained in this release, including those relating to closing of the offering, and those statements using words such as “expects”, “intends”, “plans”, “should”, “would”, “will” and “believe” are forward-looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to: our ability to successfully complete the offering on terms and conditions satisfactory to us; the possible adverse impact on the market price of our shares of common stock due to the dilutive effect of the securities to be sold in the offering, as well as other risks and uncertainties, including those detailed from time to time in our SEC filings, including our Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Except as expressly required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in circumstances or any other reason.

Additional Information

Additional information relating to MicroVision can be found on EDGAR at www.sec.gov.

Investor and Media Relations Contact:

Tiffany Bradford

(425) 882-6629

Email: tiffany_bradford@microvision.com